Pricing Supplement dated June 27, 2023 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333—265158
$519,000 Notes due July 2, 2025 Linked to the Least Performing of the SPDR Gold Shares and the Dow Jones Industrial Average® Global Medium-Term Notes, Series A
Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	June 27, 2023
Issue Date:	June 30, 2023
Final Valuation Date:*	June 27, 2025
Maturity Date:*	July 2, 2025
Reference Assets:
The SPDR Gold Shares (the “GLD Fund”) and the Dow Jones Industrial Average® (the “INDU Index”), as set forth in the following table:
Reference Asset
Bloomberg Ticker
Initial Value
GLD Fund
GLD UP <Equity>
$177.69
INDU Index
INDU <Index>
33,926.74
The GLD Fund and the INDU Index are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Payment at Maturity:
If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:
■
If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]
■
If the Final Value of the Least Performing Reference Asset is less than its Initial Value, you will receive a payment of $1,000 per $1,000 principal amount Note.
Any payment on the Notes is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]
	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100.00%	2.00%	98.00%
Total	$519,000	$519,000	$10,360	$508,640
(1)
Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $951.20 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS—5 of this pricing supplement.

(2)
Barclays Capital Inc. will receive commissions from the Issuer of up to $20.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The per Note agent’s commission and proceeds to Issuer shown above is the minimum amount of proceeds that the Issuer receives per Note, assuming the maximum Agent’s Commission per Note of 2.00%. The total agent’s commission and total proceeds to Issuer shown above give effect to the actual amount of the variable Agent’s commission.

In addition, investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.
We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Initial Value:	With respect to each Reference Asset, the Closing Value on the Initial Valuation Date, as set forth in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Closing Value:
All references in this pricing supplement to the Closing Value of the INDU Index mean the closing level of the INDU Index, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of the GLD Fund mean the closing price of one share of the GLD Fund, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

Reference Asset Return:	With respect to each Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value — Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06745MHS0 / US06745MHS08
*     Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

PS—2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated May 23, 2022 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated May 23, 2022:
http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm
●	Prospectus Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm
●	Underlying Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm
Our SEC file number is 1—10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.
PS—3

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
PS—4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.
Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.
PS—5

SELECTED PURCHASE CONSIDERATIONS
The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:
●	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.
●	You understand and accept that you may not earn any positive return on your Notes.
●	You understand and accept the risk that the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset.
●
You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of any Reference Asset or any securities to which any Reference Asset provides exposure, nor will you have any voting rights with respect to any Reference Asset or any securities to which any Reference Asset provides exposure.

●
You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.
●	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.
●	You are willing and able to assume our credit risk for all payments on the Notes.
●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be a suitable investment for you if any of the following statements are true:
●	You seek an investment that produces periodic interest or coupon payments or other sources of current income or otherwise provides for a guaranteed positive return.
●
You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.
●	You seek an investment that entitles you to dividends or distributions on, or voting rights related to any Reference Asset or any securities to which any Reference Asset provides exposure.
●	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.
●	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.
PS—6

ADDITIONAL TERMS OF THE NOTES
The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
PS—7

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The following table illustrates the hypothetical payment at maturity under various circumstances. The “total return” as used in these examples, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:
■	Hypothetical Initial Value of each Reference Asset: 100.00*
* The hypothetical Initial Value of 100.00 for each Reference Asset has been chosen for illustrative purposes only. The actual Initial Value for each Reference Asset is as set forth on the cover of this pricing supplement.
Final Value		Reference Asset Return
GLD Fund (Reference Asset A)	INDU Index (Reference Asset B)	GLD Fund (Reference Asset A)	INDU Index (Reference Asset B)	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
$140.00	145.00	40.00%	45.00%	40.00%	$1,400.00	40.00%
$135.00	130.00	35.00%	30.00%	30.00%	$1,300.00	30.00%
$120.00	125.00	20.00%	25.00%	20.00%	$1,200.00	20.00%
$112.00	110.00	12.00%	10.00%	10.00%	$1,100.00	10.00%
$100.00	105.00	0.00%	5.00%	0.00%	$1,000.00	0.00%
$140.00	90.00	40.00%	-10.00%	-10.00%	$1,000.00	0.00%
$80.00	102.00	-20.00%	2.00%	-20.00%	$1,000.00	0.00%
$70.00	105.00	-30.00%	5.00%	-30.00%	$1,000.00	0.00%
$60.00	120.00	-40.00%	20.00%	-40.00%	$1,000.00	0.00%
$135.00	50.00	35.00%	-50.00%	-50.00%	$1,000.00	0.00%
$150.00	40.00	50.00%	-60.00%	-60.00%	$1,000.00	0.00%
$40.00	30.00	-60.00%	-70.00%	-70.00%	$1,000.00	0.00%
$20.00	55.00	-80.00%	-45.00%	-80.00%	$1,000.00	0.00%
$50.00	10.00	-50.00%	-90.00%	-90.00%	$1,000.00	0.00%
$5.00	0.00	-95.00%	-100.00%	-100.00%	$1,000.00	0.00%
** per $1,000 principal amount Note
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The Final Value of Reference Asset A is $112.00 and the Final Value of Reference Asset B is 110.00.
Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to the Initial Value, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:
PS—8

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]
$1,000 + [$1,000 × 10.00%] = $1,100.00
The total return on investment of the Notes is 10.00%.
Example 2: The Final Value of Reference Asset A is $135.00 and the Final Value of Reference Asset B is 50.00.
Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Initial Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.
The total return on investment of the Notes is 0.00%.
PS—9

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
●
You Will Not Receive any Payments on the Notes Other than the Payment at Maturity — You will not receive any interest or coupon payments on the Notes or any other payments other than the payment at maturity. If the Final Value of the Least Performing Reference Asset is less than its Initial Value, your payment at maturity will be limited to the principal amount of your Notes and you will not earn any positive return. The return at maturity of the principal amount of your Notes plus any amount in excess thereof may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

●
Any Payment on the Notes Will Be Determined Based on the Closing Values of the Reference Assets on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of the Reference Assets on the dates specified. You will not benefit from any more favorable values of the Reference Assets determined at any other time.

●
You Are Exposed to the Market Risk of Each Reference Asset — Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a positive return on your Notes at maturity, the Final Value of each Reference Asset must be greater than or equal to its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset.

●
Owning the Notes is Not the Same as Owning Any Reference Asset or Any Securities to which Any Reference Asset Provides Exposure — The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which any Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of any Reference Asset or any securities to which any Reference Asset provides exposure may have.

●
Tax Treatment — As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer
●
Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●
You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under

PS—10

the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
Risks Relating to the Reference Assets
●
Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes — The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation among the Reference Assets is not an indication of the future correlation among them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

●
The INDU Index Reflects the Price Return of the Securities Composing the INDU Index, Not the Total Return — The return on the Notes is based on the performance of the INDU Index, which reflects changes in the market prices of the securities composing the INDU Index. The INDU Index is not a "total return" index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the INDU Index. Accordingly, the return on the Notes will not include such a total return feature.

●
Adjustments to the INDU Index Could Adversely Affect the Value of the Notes — The sponsor of the INDU Index may add, delete, substitute or adjust the securities composing the INDU Index or make other methodological changes to the INDU Index that could affect its value. The Calculation Agent will calculate the value to be used as the Closing Value of the INDU Index in the event of certain material changes in or modifications to the INDU Index. In addition, the sponsor of the INDU Index may also discontinue or suspend calculation or publication of the INDU Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the INDU Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the INDU Index. Any of these actions could adversely affect the value of the INDU Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

●
Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes — The performance of the GLD Fund will not fully replicate the performance of its Underlying Index (as defined below), and the GLD Fund may hold securities not included in its Underlying Index. The value of the GLD Fund is subject to:

■
Management Risk. This is the risk that the investment strategy for the GLD Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. However, the GLD Fund is not actively managed and the investment advisor of the GLD Fund will generally not attempt to take defensive positions in declining markets.

■
Derivatives Risk. The GLD Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the GLD Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if the GLD Fund invested only in conventional securities.

■	Transaction costs and fees. Unlike its Underlying Index, the GLD Fund will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.
Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the GLD Fund may diverge significantly from the performance of its Underlying Index due to differences in trading hours between the GLD Fund and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by the GLD Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the GLD Fund and the liquidity of the GLD Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the GLD Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the GLD Fund. As a result, under these circumstances, the market value of the GLD Fund may vary substantially from the net asset value per share of the GLD Fund. Because the Notes are linked to the performance of the GLD Fund and not its Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to its Underlying Index.
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Adjustments to the GLD Fund or its Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — The investment adviser of the GLD Fund may add, delete or substitute the component securities held by the GLD Fund or make changes to its investment strategy, and the sponsor of the Underlying Index that the GLD Fund is designed to track may add, delete, substitute or adjust the securities composing its Underlying Index or make other methodological changes to its Underlying Index that could affect its performance. In addition, if the shares of the GLD Fund are delisted or if the GLD Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the GLD Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the GLD Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—

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Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.
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Anti-Dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-Dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the GLD Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the GLD Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

●
There Are Risks Associated with Commodities Trading on the London Bullion Market Association — The investment objective of the GLD Fund is to reflect the performance of the price of gold bullion, less the GLD Fund’s expenses. The prices of gold are determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold prices as a global benchmark for the values of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold prices, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold prices.

●
The Notes Are Subject to Risks Associated with Gold — The investment objective of the GLD Fund is to reflect the performance of the price of gold bullion, less the GLD Fund’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

Risks Relating to Conflicts of Interest
●
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating
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to the Reference Assets, including determining whether a market disruption event has occurred or whether certain adjustments to the Reference Assets or other terms of the Notes are necessary, as further described in the accompanying prospectus supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
●
The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

●
The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

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●
Many Economic and Market Factors Will Impact the Value of the Notes — The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market price of, dividend rate on and expected volatility of the Reference Assets or the components of the Reference Assets, if any;
o	correlation (or lack of correlation) of the Reference Assets;
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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INFORMATION REGARDING THE REFERENCE ASSETS
SPDR Gold Shares
All information contained in this pricing supplement regarding the GLD Fund has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the GLD Fund and World GLD Fund Services, LLC (“World Gold”), the sponsor of the GLD Fund. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the GLD Fund, and HSBC Bank plc is the custodian of the GLD Fund. The GLD Fund is an investment trust that trades on the NYSE Arca, Inc. under the ticker symbol “GLD”.
The investment objective of the GLD Fund is for its shares to reflect the performance of the price of gold bullion, less the GLD Fund’s expenses. The GLD Fund holds gold bars and from time to time, issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the GLD Fund are designed for investors who want a cost-effective and convenient way to invest in gold.
The shares of the GLD Fund represent units of fractional undivided beneficial interest in and ownership of the GLD Fund. The GLD Fund is a passive investment vehicle and the trustee of the GLD Fund does not actively manage the gold held by the GLD Fund. The trustee of the GLD Fund sells gold held by the GLD Fund to pay the GLD Fund’s expenses on an as-needed basis irrespective of then-current gold prices. Currently, the GLD Fund’s only recurring fixed expense is World Gold’s fee which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the GLD Fund, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the GLD Fund.
Information provided to or filed with the SEC by the GLD Fund pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-217785 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. The GLD Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The GLD Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and World Gold is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor. For additional information regarding the GLD Fund, please see the GLD Fund’s prospectus. In addition, information about the GLD Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the public website of the GLD Fund maintained by the sponsor at http://www.spdrgoldshares.com. Information contained in the GLD Fund website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.
Historical Performance of the GLD Fund
The graph below sets forth the historical performance of the GLD Fund based on the daily Closing Value from January 4, 2018 through June 27, 2023. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the SPDR Gold Shares
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
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Dow Jones Industrial Average®
The INDU Index is a price-weighted index that seeks to measure the performance of 30 U.S. blue-chip companies and covers all industries with the exception of transportation and utilities. For more information about the INDU Index, please see “Indices—The Dow Jones Industrial Average®” in the accompanying underlying supplement.
Historical Performance of the INDU Index
The graph below sets forth the historical performance of the INDU Index based on the daily Closing Value from January 4, 2018 through June 27, 2023. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the Dow Jones Industrial Average®
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
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TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.
Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.
Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.
The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).
After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the Notes.
You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.
Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.
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SUPPLEMENTAL PLAN OF DISTRIBUTION
We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.
VALIDITY OF THE NOTES
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 23, 2022, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 23, 2022, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 23, 2022, which has been filed as an exhibit to the Registration Statement referred to above.
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